Exhibit 1(f)

                     AMENDMENT NO. 3 TO DECLARATION OF TRUST
                       OF QUANTITATIVE MASTER SERIES TRUST
   (formerly Index Master Series Trust and formerly Merrill Lynch Index Trust)

                  The undersigned Secretary of Quantitative Master Series Trust (the "Trust"), a Delaware business trust, DOES HEREBY CERTIFY, pursuant to the authority conferred on the Secretary of the Trust by Section 10.4(c) of the Trust's Declaration of Trust dated August 28, 1996 (the "Declaration of Trust"), as amended from time to time, that the following amendments were duly adopted by the unanimous vote of the Trustees on November 3, 1999.

                  1. The Declaration of Trust is hereby amended to change the name of the Trust from Index Master Series Trust to Quantitative Master Series Trust in each place where such name appears.

                  2. Section 5.2 of the Declaration of Trust is hereby amended to add the names of the following series of the Trust: Master Quantitative Large Cap Series, Master Quantitative Large Cap Value Series, Master Quantitative Large Cap Growth Series, Master Quantitative Mid Cap Series, Master Quantitative Small Cap Series, Master Quantitative International Series and Master Mid Cap Index Series.

                   IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Declaration of Trust on December 21, 1999.

                                                       /s/ Ira P. Shapiro
                                                       -------------------------
                                                       Ira P. Shapiro
                                                       Secretary